UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ART TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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* * * * *

ART TECHNOLOGY GROUP, INC.
ONE MAIN STREET
CAMBRIDGE, MASSACHUSETTS 02142

Dear Stockholder:

I am pleased to invite you to attend the 2008 Annual Meeting of Stockholders of Art Technology Group, Inc. on May 22, 2008. We will hold the meeting at 10:00 a.m., Eastern time, at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.

On the pages following this letter you will find the Notice of Annual Meeting of Stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the Notice. We have also enclosed our 2007 Annual Report to Stockholders.

If you were a stockholder of record as of the close of business on March 31, 2008, the record date for voting at the meeting, we have enclosed your proxy card, which allows you to vote on the matters considered at the meeting. Simply mark, sign and date your proxy card, and then mail the completed proxy card to our transfer agent, Computershare Trust Company, N.A., in the enclosed postage-paid envelope. You may also submit your proxy electronically via the Internet or by telephone as described on the enclosed proxy card. You may attend the meeting and vote in person even if you have sent in a proxy card or submitted your proxy electronically.

If your shares are held in “street name,” that is, in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely yours,

Robert D. Burke
Chief Executive Officer and President

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN
IMPORTANT STOCKHOLDER RIGHT, AND I HOPE YOU WILL CAST
YOUR VOTE IN PERSON OR BY PROXY REGARDLESS
OF THE NUMBER OF SHARES YOU HOLD.

ART TECHNOLOGY GROUP, INC.
One Main Street
Cambridge, Massachusetts 02142

Notice of 2008 Annual Meeting of Stockholders

Time and Date	10:00 a.m., Eastern time, on May 22, 2008

Place	Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1) Elect Michael A. Brochu, Robert D. Burke and Mary E. Makela as Class III directors of the Company to serve until the 2011 Annual Meeting or until their successors are elected and qualified.

(2) Approve the further amendment and restatement of our Amended and Restated 1996 Stock Option Plan.

(3) Ratify the appointment by our audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

(4) Transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on March 31, 2008.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card to our transfer agent, Computershare Trust Company, N.A., in the enclosed postage-paid envelope. Alternatively, you may submit your proxy via the Internet or by telephone by following the directions on the enclosed proxy card. You may revoke your proxy at any time before its exercise at the meeting. You may revoke electronic votes by using the same method as your original vote and making any changes you deem necessary.

By Order of the Board of Directors,

Julie M.B. Bradley
Secretary

Cambridge, Massachusetts
April 21, 2008

PROXY STATEMENT
For the
ART TECHNOLOGY GROUP, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

This Proxy Statement

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2008 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 a.m., Eastern time, on Thursday, May 22, 2008, at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, the Internet, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. We have not retained the services of any proxy solicitation firm to assist us in soliciting proxies.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 23, 2008. In this mailing, we are also sending you a copy of our 2007 Annual Report to Stockholders, which includes our annual report on Form 10-K for the year ended December 31, 2007.

Who May Vote

Holders of record of our common stock at the close of business on March 31, 2008 are entitled to one vote per share on each matter properly brought before the meeting. The proxy card states the number of shares you are entitled to vote.

A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary at Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts, 02142, to make arrangements to review a copy of the stockholder list at our offices before the meeting, between the hours of 8:30 a.m. and 5:30 p.m., Eastern time, on any business day from May 12, 2008 up to the time of the meeting.

How to Vote

You may vote your shares at the meeting in person or by proxy:

•	Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following four ways:

1.	You may vote by mail. To vote by mail, you mark, sign and date the enclosed proxy card and then mail the proxy card to our transfer agent, Computershare Trust Company, N.A. in the enclosed postage-prepaid envelope. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card but do not give any instructions on one or more of the matters described in this proxy statement, then the persons named in the proxy card will vote your shares in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR each of the nominees listed in Proposal One and that you vote FOR Proposals Two and Three.

2.	You may vote over the Internet. If you have Internet access, then you may authorize the voting of your shares by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

3.	You may vote by telephone. You may authorize the voting of your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

4.	You may vote in person. If you attend the meeting, then you may vote by delivering your completed proxy card in person or by completing a ballot at the meeting. Ballots will be available at the meeting.

•	Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form. Under the rules that govern banks and brokerage firms, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. For example, the election of directors is considered to be a discretionary item on which banks and brokerage firms may vote. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to come to the meeting to personally vote your shares held in “street name,” then you will need to obtain a proxy card from the holder of record of your shares (i.e., your bank or brokerage firm).

Even if you complete and return a proxy card or submit your proxy electronically, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to our Secretary at our address, which you can find at the top of the first page of this proxy statement;

•	send us another signed proxy with a later date;

•	log on to the Internet the same way you did originally and change your votes;

•	call the telephone number listed on the proxy card; or

•	attend the meeting, notify our Secretary that you are present, and then vote by ballot.

Quorum Required to Transact Business

At the close of business on March 31, 2008, 128,746,546 shares of our common stock were outstanding. Our by-laws require that a majority of the shares of our common stock outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class III Directors

The first proposal on the agenda for the meeting is the election of three Class III directors for a three-year term beginning at the meeting and ending at our 2011 Annual Meeting of Stockholders or until their successors are elected and qualified. Upon the recommendation of the Nominating and Governance Committee, the board has nominated Michael A. Brochu, Robert D. Burke and Mary E. Makela, the current Class III directors, for re-election. Brief biographies of Messrs. Brochu and Burke and Ms. Makela follow.

Michael A. Brochu	Mr. Brochu has served as a director since November 2004, when he was added to our board in connection with our acquisition of Primus Knowledge Solutions, Inc. From November 1997 until our acquisition of Primus in November 2004, Mr. Brochu served as the President, Chief Executive Officer, and Chairman of the Board of Primus. Beginning in December 2003, Mr. Brochu served as a director of Loudeye Corp., and beginning in February 2005, Mr. Brochu served as President and Chief Executive Officer of

Loudeye Corp. In October 2006, Loudeye Corp. was acquired by Nokia Corp. and Mr. Brochu left Nokia Corp. in December 2006. Since June 2007, Mr. Brochu has been President, Chief Executive Officer, and a director of Global Market Insite. Mr. Brochu is 54 years old.

Robert D. Burke	Mr. Burke has served as our Chief Executive Officer and President and as a director since December 2002. From November 2000 through November 2002, Mr. Burke served as Chief Executive Officer of Quidnunc Group Ltd., a customer solutions and services company. From June 1999 through October 2000, Mr. Burke served as President, Worldwide Services Division of ePresence, Inc., formerly Banyan Systems, Inc., an online security and identity management company. Mr. Burke is 53 years old.

Mary E. Makela	Ms. Makela has served as a director since July 2002. Since 1994, Ms. Makela has provided management consulting services to Chief Executive Officers, and various for profit and non-profit boards of directors. Ms. Makela formerly served as President of Cognos Corporation and President and Chief Executive Officer of IMC Systems. Ms. Makela is 65 years old.

We expect that Messrs. Brochu and Burke and Ms. Makela will be able to serve if elected. If any of them is not able to serve, proxies may be voted for a substitute nominee. You can find more information about Messrs. Brochu and Burke, Ms. Makela and our other directors, including brief biographies and information about their compensation and stock ownership, in the sections of this proxy statement entitled “INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS,” “COMPENSATION OF OUR EXECUTIVE OFFICERS AND DIRECTORS” and “INFORMATION ABOUT STOCK OWNERSHIP.”

The nominees receiving the greatest number of votes cast will be elected as directors. We will not count abstentions when we tabulate votes cast for the director election. Brokers have discretionary voting power with respect to director elections.

Our board of directors recommends that you vote FOR the election of Messrs. Brochu and Burke and Ms. Makela.

Proposal Two: Approve the Further Amendment and Restatement of the Amended and Restated 1996 Stock Option Plan.

The board of directors believes that it would be in the best interests of our stockholders to further amend and restate our Amended and Restated 1996 Stock Option Plan (the “1996 Plan”), including to increase the number of shares of common stock authorized for issuance pursuant to awards under the 1996 Plan from 25,600,000 to 32,000,000 shares.

Reasons Underlying Proposal Two

Our board believes that the strength of our company depends, in large part, upon our ability to attract and retain qualified, high-performing employees and managers. Equity awards provide our employees and managers with a financial stake in our success, can serve to be an effective retention tool that encourages and rewards performance, and are an important part of the incentives that we can provide. Qualified individuals expect and require public companies to provide equity incentive awards in connection with employment, and such equity compensation aligns the interests of the company’s executives and employees with stockholders’ interests.

On April 17, 2008, our board of directors voted to amend and restate our 1996 Plan to increase the number of shares authorized for issuance under our 1996 Plan from 25,600,000 shares to 32,000,000 shares. In addition, our board of directors voted to amend and restate our 1996 Plan to provide that shares that are subject to stock-settled share appreciation rights that were not issued upon the net settlement of such awards, as well as shares delivered to or withheld by us to pay withholding taxes related to a stock option or stock appreciation right award, will not be available for reissuance under the 1996 Plan. These two amendments were the only changes made to the 1996 Plan.

Before adopting the amendment to the 1996 Plan described above, our board of directors reviewed management’s projections of the awards that we will likely issue under our 1996 Plan for compensating new hires and existing executive officers, outside directors, and other key employees in the remainder of fiscal year 2008 and fiscal years 2009 and 2010. Based on these projections, we expect that the pool of available shares remaining under our 1996 Plan will be exhausted before the end of our fiscal year ending December 31, 2010. These projections may be affected by any acquisitions that we make. We believe that unless this pool of shares is increased, our ability to attract, retain, and motivate our management and other employees will be impaired.

As of March 31, 2008, the number of shares of common stock available for issuance pursuant to future awards under our 1996 Plan, without regard to the proposed amendment described herein, was 1,164,390, which is approximately .90% of our total issued and outstanding shares of common stock. In addition, we grant awards under our Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan (the “1999 Plan”). As of March 31, 2008, the number of shares of common stock available for issuance pursuant to future awards under our 1999 Plan was 914,138, which is approximately .70% of our total issued and outstanding shares of common stock.

In 2007, we granted awards that reduced the number of shares available under our 1996 Plan by 3,030,548 shares and under our 1999 Plan by 1,287,750 shares, resulting in a reduction of 4,318,298 shares available under the two plans. In 2007, awards counting as 708,929 shares against the 1996 Plan limit and 430,753 shares against the 1999 Plan limit were forfeited, resulting in an increase of 1,139,682 shares available under the two plans. From January 1 to March 31, 2008, we granted awards that reduced the number of shares available under our 1996 Plan by 3,208,048 shares and under our 1999 Plan by 413,750 shares, resulting in reduction of 3,621,798 shares available under the two plans. For the three months ended March 31, 2008, awards counting as 420,308 shares against the 1996 Plan limit and 140,971 shares against the 1999 Plan limit were forfeited, resulting in an increase of 561,279 shares available under the two plans.

Other than stock options and stock appreciation rights, awards under the 1996 Plan reduce the number of shares available under the 1996 Plan by 1.24 shares for each share subject to the award.

Other reasons to seek stockholder approval

Stockholder approval of the proposed increase to the maximum number of shares of our common stock issuable under our 1996 Plan would also have certain tax benefits. Our 1996 Plan allows us to award “incentive stock options,” which receive favorable tax treatment under the Internal Revenue Code. The stock option grants under our 1996 Plan that are enabled by the proposed increase of the maximum number of shares available for issuance under the plan cannot qualify as incentive stock options unless the increase is approved by our stockholders.

Additionally, our 1996 Plan is also specifically designed to preserve our ability to deduct the compensation we pay certain executive officers for income tax purposes. Section 162(m) of the Internal Revenue Code generally prevents us from deducting more than $1.0 million in compensation each year for each of our five most highly compensated executive officers. Compensation treated as “qualified performance-based compensation” under Section 162(m) is not subject to this limitation. Awards granted under our 1996 Plan that are enabled by the proposed increase of the maximum number of shares available for issuance under the plan may be treated as “qualified performance-based compensation” only if the increase is approved by a majority vote of our stockholders.

Finally, as an issuer listed on the Nasdaq Global Market, we are required by the rules of the Nasdaq Stock Market to seek stockholder approval of any material amendment to any stock option or purchase plan or other equity compensation arrangement under which our executive officers, non-employee directors, or other employees may acquire shares of our common stock.

Description of the Amended and Restated 1996 Stock Option Plan

The following is a brief summary of the 1996 Plan as amended and restated by our Board of Directors on April 17, 2008. The following summary is qualified in its entirety by reference to the 1996 Plan attached as Appendix A to this proxy statement.

Types of Awards

The 1996 Plan authorizes the following types of awards:

•	Incentive Stock Options — the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986;

•	Non-qualified Stock Options — the grant of options that do not qualify as incentive stock options;

•	Stock Appreciation Rights — awards entitling the holder on exercise to receive an amount determined in whole or in part by reference to the appreciation of our common stock;

•	Restricted Stock — direct grants or sales of common stock subject to transfer or other restrictions or conditions determined by the board of directors at the date of grant which count as 1.24 shares per share granted against the 1996 Plan limit;

•	Performance Share Awards — grants of common stock subject to the attainment of certain performance goals which count as 1.24 shares per share granted against the 1996 Plan limit; and

•	Other Stock-based Awards — other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of common stock or other property, including, for example, restricted stock unit awards, which count as 1.24 shares per share granted against the 1996 Plan limit.

Incentive Stock Options and Non-Qualified Stock Options.  Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price at least equal to the fair market value of the common stock on the date of grant. The 1996 Plan permits the following forms of payment of the exercise price of options:

•	payment by cash, check or in connection with a “cashless exercise” through a broker,

•	payment by reduction of the number of shares to be issued,

•	surrender to us of shares of common stock, subject to specific exceptions,

•	delivery to us of a promissory note,

•	any other lawful means that the board of directors determines is acceptable, or

•	any combination of these forms of payment.

Stock Appreciation Rights.  A stock appreciation right or SAR is an award entitling the holder on exercise to receive an amount in cash or our common stock or a combination thereof, such form to be determined by the board of directors, determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock.

Restricted Stock Awards.  Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient at their issue price or other stated or formula price, or to require forfeiture of such shares if issued at no cost, in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Performance Share Awards.  The board of directors or an authorized committee of the board may grant performance accelerated restricted stock awards, or PARS, that provide for time vesting with acceleration of vesting if certain performance criteria are met. In addition to PARS, the board, or an authorized committee of the board, may grant restricted stock awards that vest solely upon satisfaction of certain performance criteria. The performance criteria for each restricted stock award that vests solely upon performance criteria will be based on one or more of the following measures:

•	earnings per share,

•	return on average equity or average assets with respect to a pre-determined peer group,

•	earnings,

•	earnings growth,

•	revenues,

•	expenses,

•	stock price,

•	market share,

•	return on sales, assets, equity or investment,

•	regulatory compliance,

•	improvement of financial ratings,

•	achievement of balance sheet or income statement objectives,

•	total stockholder return,

•	net operating profit after tax,

•	pre-tax or after-tax income,

•	cash flow, or

•	such other objective goals established by the board.

The board, or an authorized committee of the board, may determine that special one-time or extraordinary gains, losses, or expenses should or should not be included in the calculation of such measures. The board believes that disclosure of further detail concerning the performance criteria may be confidential commercial or business information, the disclosure of which would adversely affect us.

Other Stock-Based Awards.  Under the 1996 Plan, the board of directors has the right to grant other awards based upon the common stock having such terms and conditions as the board may determine, including the grant of shares based upon certain conditions and the grant of securities convertible into common stock. These include restricted stock unit awards, which entitle the recipient to receive shares of common stock to be delivered in the future subject to such terms and conditions on the delivery of the shares as the board of directors may determine. As described in “Compensation Discussion and Analysis,” we began using restricted stock unit awards in fiscal 2007 as our primary form of equity compensation for employees. In some cases, we issue restricted stock unit awards with simple service-based vesting and at other times we have issued restricted stock unit awards with performance-based vesting, using similar criteria to those that described above for performance share awards.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors and employees, officers, directors, consultants and advisors of our subsidiaries and other business ventures in which we have a controlling interest are eligible to be granted awards under the 1996 Plan. Under present law, however, incentive stock options may only be granted to our employees and employees of our subsidiaries. The maximum number of shares with respect to which awards may be granted to any participant under the 1996 Plan may not exceed 1,000,000 shares per calendar year.

Plan Benefits

As of March 31, 2008, approximately 467 employees and directors were eligible to receive awards under the 1996 Plan. This includes our five named executive officers and seven non-employee directors. The granting of awards under the 1996 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Administration

The 1996 Plan is administered by the board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1996 Plan and to interpret the provisions of the 1996 Plan. Pursuant to the terms of the 1996 Plan, the board may delegate authority under the plan to one or more committees or subcommittees of the board. The board has authorized the Compensation Committee to administer certain aspects of the 1996 Plan, including the granting of options and other equity awards to executive officers, and the Compensation Committee has granted Mr. Burke the authority to grant options and other equity awards, subject to limitations set by the Compensation Committee.

Subject to any applicable limitations contained in the 1996 Plan, the board, the Compensation Committee, or any other committee to whom the board delegates authority, as the case may be, selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable,

•	the exercise price of options (which cannot be less than fair market value),

•	the duration of options (which cannot be longer than ten years), and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

The board is required to make appropriate adjustments in connection with the 1996 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 1996 Plan also contains provisions addressing the consequences of any reorganization event, which is defined as

•	any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property,

•	any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction, or

•	our liquidation or dissolution.

If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such award will again be available for grant under the 1996 Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986.

Amendment or Termination

No award may be granted under the 1996 Plan after December 31, 2013, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 1996 Plan, except that no award designated as subject to Section 162(m) of the Internal Revenue Code of 1986 by the board after the date of such amendment shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment shall have been approved by our stockholders.

If the amendment of the 1996 Plan is approved by our stockholders, the additional 6,400,000 shares of our common stock authorized by the amendment will become available to us under the plan starting with the date of such approval. If our stockholders do not approve the amendment, the 1996 Plan will remain in effect with 25,600,000 shares of our common stock authorized under the 1996 Plan.

Tax Withholding

Participants under the 1996 Plan are responsible for paying to us or for making arrangements satisfactory to us regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to income from the value of an award or of any stock or amounts received under an award. Participants may elect to have tax withholding obligations satisfied either by authorizing us to withhold from shares of common stock to be issued pursuant to any award a number of shares with an aggregate fair market value that would satisfy the minimum withholding amount due, or transferring to us shares of common stock owned by the participant with an aggregate fair market value that would satisfy the withholding amount due.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 1996 Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.  A participant will not recognize income upon the grant of an incentive stock option. Also, except as described below, a participant will not recognize income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the caption “Non-Qualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will recognize income upon the sale of the stock acquired under an incentive stock option if sales proceeds exceed the exercise price. The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. The difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the incentive stock option will be taxable as ordinary income, and the excess gain, if any, will be taxable as capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price) then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-Qualified Stock Options.  A participant will not recognize income upon the grant of a nonstatutory stock option. A participant will recognize compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.  A participant will not recognize income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code of 1986 is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will recognize compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. For a participant who has made an 83(b) election, the gain or loss will be long term if the participant held the stock for more than one year after the receipt of the stock. If the participant does not make an 83(b) election, then when the stock vests the participant will recognize compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. For a participant who has not made an 83(b) election, any capital gain or loss will be long-term if the participant held the stock for more than one year after the vesting date and otherwise will be short-term.

Restricted Stock Units.  A participant will not recognize income upon the grant of a restricted stock unit award. Upon receipt of shares of common stock issued when the restricted stock units vest, the participant will recognize ordinary income in an amount equal to the fair market value of the shares. Upon the subsequent disposal of the shares received pursuant to a restricted stock unit award, the participant will recognize capital gain or loss, as the case may be, in the amount of the difference between the price received in exchange for the shares and the fair market value of the shares at the time the participant received them. The gain or loss will be long-term capital gain if more than one year has passed since the participant received the shares.

Stock Appreciation Rights, Performance Share Awards and Other Stock-Based Awards.  The tax consequences associated with any other stock-based award granted under the 1996 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us.  There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986.

The affirmative vote of the holders of a majority of the common stock voting on the matter, in person or by proxy, is necessary to approve the amendment and restatement of the 1996 Plan. Abstentions and broker non-votes will not be included in calculating the number of votes cast on the proposal.

Our board believes that stockholder approval of the amendment and restatement of the Amended and Restated 1996 Stock Option Plan is in the best interest of our company and our stockholders and therefore recommends that stockholders vote FOR this proposal.

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm

Under rules of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, appointment of our independent registered public accountants is the direct responsibility of our Audit Committee. Although ratification of this appointment by our stockholders is not required by law, our board of directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008. Our board of directors recommends that stockholders vote to ratify the appointment. If this proposal is not approved by our stockholders, our Audit Committee will reconsider its selection of Ernst & Young, although it may elect to continue to retain Ernst & Young. In any case, our Audit Committee may, in its discretion, appoint new independent registered public accountants at any time during the year if it believes that such change would be in our best interest and the best interest of our stockholders.

Representatives of Ernst & Young are expected to be present at the 2008 Annual Meeting of Stockholders to make any desired statements or to respond to appropriate questions.

The affirmative vote of the holders of a majority of the common stock voting on the matter, in person or by proxy, is necessary to ratify the selection by the Audit Committee of our board of directors of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2008. Abstentions and broker non-votes will not be included in calculating the number of votes cast on the proposal.

Our board of directors recommends that you vote FOR the proposal to ratify the appointment by our audit committee of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Other Matters

Our board is not aware of any other matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of a director, at our 2009 Annual Meeting of Stockholders, and who wishes the proposal to be included in the proxy statement for that meeting, must submit the proposal in writing to our Secretary at One Main Street, Cambridge, Massachusetts 02142, no later than December 13, 2008. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2009 Annual Meeting of Stockholders pursuant to our by-laws, which provide that the proposal must be received by our Secretary not less than sixty days nor more than ninety days before that meeting. This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above. We have yet to set a date for our 2009 Annual Meeting. If the 2009 Annual Meeting were to be held on May 22, 2009, the anniversary of the 2008 Annual Meeting, then the deadline for delivery of a stockholder proposal pursuant to our by-laws would be March 20, 2009. If you submit a proposal in compliance with our by-laws but after December 13, 2008, then, at our discretion, we may exclude the proposal from the proxy statement for the 2009 Annual Meeting.

INFORMATION ABOUT
OUR DIRECTORS AND EXECUTIVE OFFICERS

Background Information about Directors Continuing in Office

Under our by-laws, our board of directors has the authority to fix the number of directors, and our board is divided into three classes serving for staggered three-year terms. We currently have eight directors: Two Class I directors whose terms will expire at our 2009 Annual Meeting of Stockholders, three Class II directors whose terms will expire at our 2010 Annual Meeting of Stockholders, and three Class III directors whose terms will expire at our upcoming 2008 Annual Meeting of Stockholders. Brief biographies of our Class I and Class II directors who will be continuing in office follow.

Class I Directors

John R. Held	Mr. Held has been a director since July 2002. Mr. Held formerly served as both the President and Chief Executive Officer of Chipcom, Inc. and served in a variety of management positions during his 14-year tenure at Genrad, Inc. Mr. Held is also a director of BNS Holding, Inc. Mr. Held is 69 years old.

Phyllis S. Swersky	Ms. Swersky has been a director since May 2000. Since 1995 she has been President of The Meltech Group which provides a broad range of business advisory services to CEOs and Executive Management Teams of rapidly growing businesses. Ms. Swersky has served in various executive management positions in the computer software and services industries including Chief Financial Officer, Chief Operating Officer and Chief Executive Officer. Ms. Swersky also serves as a director of venture backed and non-profit companies. Ms. Swersky is 56 years old.

Class II Directors

David B. Elsbree	Mr. Elsbree has been a director since June 2004. From June 1981 to May 2004, Mr. Elsbree was a partner at Deloitte & Touche. He has been a member of the Board of the New England Chapter of the National Association of Corporate Directors and is a member of the Board of Directors of Acme Packet, Inc. Mr. Elsbree is 60 years old.

Ilene H. Lang	Ms. Lang has served as a director since October 2001. Since September 2003, Ms. Lang has been President of Catalyst, Inc., a non-profit organization that works to advance women in business. From May 2000 to August 2003, Ms. Lang was a business and financial consultant to various boards of directors, boards of trustees, and Chief Executive Officers. From May 1999 to May 2000, Ms. Lang served as President and Chief Executive Officer of Individual.com, Inc., an Internet media service provider. Ms. Lang is 64 years old.

Daniel C. Regis	Mr. Regis has served as our chairman since July 2005 and as a director since November 2004. Mr. Regis served on the Board of Directors of Primus Knowledge Solutions, Inc. from April 2003 until our acquisition of Primus in November 2004. Mr. Regis is a Managing Director of Digital Partners, a mid-sized venture capital fund specializing in Northwest emerging technology companies, which he co-founded in 2000. Mr. Regis is a member of the Board of Directors of Cray, Inc. and Columbia Banking Systems, Inc. Mr. Regis is 68 years old.

Information about Executive Officers

Our executive officers are elected by our board of directors. Brief biographies of our current executive officers follow.

Robert D. Burke	Chief Executive Officer and President. You will find background information about Mr. Burke above under “Proposal One: Election of Class III Directors.”

Julie M.B. Bradley	Ms. Bradley has been Senior Vice President, Chief Financial Officer, Treasurer, and Secretary since July 2005. From April 2000 to June 2005, Ms. Bradley was employed by Akamai Technologies, Inc., a service provider for accelerating content and business processes online, most recently as its Vice President of Finance. From January 1993 to April 2000, Ms. Bradley was an accountant at Deloitte & Touche LLP. Ms. Bradley is 39 years old.

Barry E. Clark	Mr. Clark has been Senior Vice President of Worldwide Sales since February 2004. From February 2002 to February 2004, Mr. Clark was President of SchoolKidz, Inc., a packaged school supply retailer. From October 1998 to December 2001, Mr. Clark was Division President of Domino Amjet, a company that offers coding and printing solutions using ink jet and laser technologies. Mr. Clark is 51 years old.

Clifford J. Conneighton	Mr. Conneighton has been Senior Vice President of Marketing since December 2003. From December 2001 until December 2003, Mr. Conneighton was an author, as well as a consultant at Conneighton Group, LLC, a privately held management consulting firm. Mr. Conneighton was a founder of iCOMS, Inc., an independent e-commerce service provider. He served as its Chief Executive

Officer from January 1997 to December 1999 and from January 2001 to December 2001, and as its Chief Marketing Officer from January 2000 to December 2000. Mr. Conneighton is 58 years old.

Louis R. Frio Jr.	Mr. Frio has been Senior Vice President of Services since July 2006. From June 2004 to June 2006, Mr. Frio was Managing Partner at Unisys Corporation where he oversaw the integration of the security and identity access management division of ePresence, Inc. (formerly Banyan Systems, Inc.) following its acquisition by Unisys in 2004. From 1994 to 2004, Mr. Frio served in a variety of positions at ePresence, including Vice President, Consulting — North America; Vice President, Managed Services; and Director, Worldwide Support Services. Mr. Frio is 46 years old.

Patricia O’Neill	Ms. O’Neill has been Senior Vice President Human Resources since January 2004. From May 2000 to January 2004, Ms. O’Neill served as our Vice President Human Resources. From April 1995 to February 2000, Ms. O’Neill was the Vice President Human Resources of The Shareholder’s Services Group, a division of First Data Corporation. Ms. O’Neill is 59 years old.

Andrew M. Reynolds	Mr. Reynolds has been Senior Vice President of Corporate Development since July 2007. From September 2002 to June 2007, Mr. Reynolds was Vice President of Corporate Development at Hyperion Solutions, a provider of business performance management solutions. From December 1999 to February 2002, Mr. Reynolds was Director of Corporate Strategy of CMGI, Inc., a technology holding company and venture capital firm. Mr. Reynolds is 40 years old.

Kenneth Z. Volpe	Mr. Volpe has been Senior Vice President, Products and Technology since September 2004. From November 2003 to September 2004, Mr. Volpe served as our Vice President and General Manager, Platform Products. From June 1999 to November 2003, Mr. Volpe served as our Vice President, Product Management, and from September 1998 to June 1999, Mr. Volpe served as our Director, Product Management. Mr. Volpe is 42 years old.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Art Technology Group, Inc. is managed for the long-term benefit of our stockholders. During the past few years, under the leadership of our Nominating and Governance Committee, we have continued to review our corporate governance policies and practices, comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the SEC and the new listing standards of the Nasdaq Stock Market.

Board and Committee Meetings

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee our management and, in so doing, serve the best interests of the company and our stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board met in person or via teleconference ten times in 2007. During 2007, each director attended at least 75 percent of the total number of meetings held by the board and the committees of the board on which he or she served at the time of such meeting. The board has established three standing committees — Audit, Compensation, and Nominating and Governance — each of which operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on the “Investors — Corporate Governance — Committee Charters” section of our website, www.atg.com. This includes our Audit Committee Charter, which was amended on April 17, 2008.

A majority of our directors are independent directors under the rules of the Nasdaq Stock Market. The board has determined that all of the members of the board’s Audit Committee, Compensation Committee and Nominating and Governance Committee meet the independence requirements of the Nasdaq Stock Market for membership on the committees on which he or she serves.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, which includes the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting and disclosure controls and procedures;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included in this proxy statement under the heading “Audit Committee Report”).

The Audit Committee met in person or via teleconference nine times during 2007. The current Audit Committee members are Mr. Elsbree, Ms. Makela and Mr. Regis, with Mr. Elsbree serving as the Chair of the committee. The board of directors has determined that Messrs. Elsbree and Regis are each an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving general compensation strategy and policy as well as corporate goals and objectives relevant to Chief Executive Officer compensation;

•	making recommendations to the board with respect to the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our stock option, stock incentive, employee stock purchase and other equity-based plans as well as periodically reviewing all cash and equity incentive plans;

•	creating succession and development plans for executives;

•	reviewing and making recommendations to the board with respect to director compensation; and

•	preparing the Compensation Committee report required by SEC rules (which is included in this proxy statement under the heading “Compensation Committee Report”).

The Compensation Committee met eight times during 2007. The current members of the Compensation Committee are Mr. Brochu, Mr. Held, Ms. Makela and Ms. Swersky, with Ms. Makela serving as the Chair of the committee.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board the persons to be nominated for election as directors;

•	recommending directors for each committee of the board;

•	developing and recommending to the board corporate governance principles; and

•	overseeing the evaluation of the board and its committees.

The Nominating and Governance Committee met five times during 2007. The Nominating and Governance Committee’s current members are Mr. Held, Ms. Lang and Ms. Swersky, with Ms. Swersky serving as the Chair of the committee.

Director Candidates

The process that the Nominating and Governance Committee follows to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the board. In addition, the Nominating and Governance Committee is authorized to retain, and has from time to time retained, the services of a search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the written criteria established by the board. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Secretary, Art Technology Group, Inc., One Main Street, Cambridge,

Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholder Communications and Annual Meeting Attendance

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances (or as contemplated by committee charters) and subject to any required assistance or advice, the Chair of the Nominating and Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Nominating and Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances, or matters as to which we have received repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Chair of the Nominating and Governance Committee, c/o Secretary, Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142.

All directors who were members of the board of directors at the time of our 2007 Annual Meeting of Stockholders attended the annual meeting. To the extent reasonably practicable, directors are expected to attend our annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. Our Code of Business Conduct and Ethics is posted on the “Investors — Corporate Governance — Conduct” section of our website, www.atg.com, and a copy is available without charge upon request to Secretary, Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142.

We will post information about any amendments to, or waivers from, the Code of Business Conduct and Ethics on the “Investors — Corporate Governance — Conduct” section of our website, www.atg.com.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2007 about the securities authorized for issuance under our equity compensation plans, consisting of our Amended and Restated 1996 Stock Option Plan (the “1996 Plan”), our Amended and Restated 1999 Outside Director Stock Option Plan (the “1999 Director Plan”), our 1999 Employee Stock Purchase Plan (the “ESPP”), our Primus 1999 Non-Officer Stock Option Plan (the “1999 Non-Officer Plan”) and our Primus 1999 Stock Incentive Compensation Plan (the “1999 Plan”).

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of shares		Number of shares
	to be issued upon		remaining available for
	exercise of	Weighted-average	future issuance under
	outstanding	exercise price of	equity compensation plans
	options, warrants	outstanding options,	(excluding shares
Plan category	and rights	warrants and rights(3)	reflected in column (a))

Equity compensation plans approved by stockholders(1)	16,200,708	2.62	7,116,433
Equity compensation plans not approved by stockholders(2)	231,873	.69	—

Total	16,432,581	2.59	7,116,433

(1)	Includes outstanding options and restricted stock units and awards from the 1996 Plan, the 1999 Director Plan, the ESPP, and the 1999 Plan.

As of December 31, 2007, there were 3,952,130 shares remaining in the 1996 Plan; 1,101,604 shares remaining in the 1999 Director Plan; 875,782 shares remaining in the ESPP; and 1,186,917 in the 1999 Plan.

As of December 31, 2007 there were 2,285,581 shares either outstanding as unvested restricted stock or reserved for issuance upon the vesting of outstanding restricted stock units pursuant to these benefit plans.

Under these plans, as of March 31, 2008 there were 14,142,500 options outstanding at a weighted average exercise price of $2.70 and a weighted remaining term of 6.79 years.

As of March 31, 2008 there were 4,501,254 shares either outstanding as unvested restricted stock or reserved for issuance upon the vesting of outstanding restricted stock units pursuant to these benefit plans.

As of March 31, 2008, there were 3,979,737 shares remaining available for future issuance under the four plans listed above. This included 1,164,390 in the 1996 Plan; 1,101,604 in the 1999 Director Plan; 799,605 in the ESPP; and 914,138 in the 1999 Plan.

(2)	Consists of the Primus 1999 Non-Officer Stock Option Plan, which was assumed as part of our acquisition of Primus Knowledge Solutions, Inc. and was not approved by Primus stockholders.

(3)	Represents the weighted average exercise price of outstanding options to purchase 14,142,500 shares and excludes outstanding restricted stock units to purchase 2,290,081 shares because they do not have an exercise price.

Audit Committee Report

The Audit Committee reviewed the audited financial statements as of, and for the year ended, December 31, 2007 and discussed these financial statements with management. This report is made by the members of the Audit Committee during the time of this review of the audited financial statements. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61, Communication with Audit Committees, or SAS 61, with Ernst & Young LLP, our independent registered public accounting firm for 2007. SAS 61 requires Ernst & Young to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, of which there were none, with management about financial accounting and reporting matters and audit procedures.

Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. This Standard requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with Ernst & Young the independence of Ernst & Young from the company, and considered whether Ernst & Young’s provision of other, non-audit related services, which are described below under “Independent Registered Public Accounting Firm’s Fees,” is compatible with maintaining such independence.

Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2007.

Audit Committee

David B. Elsbree, Chair
Mary E. Makela
Daniel C. Regis

Principal Accountant Fees and Services

Our Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008. Ernst & Young has served as our independent registered public accounting firm since 2002. We expect that representatives of Ernst & Young will be present at the annual meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the aggregate fees billed for services rendered by Ernst & Young, our independent registered public accounting firm, for each of the last two fiscal years ended December 31, 2007 and 2006:

	Fees
Fee Category	Fiscal 2007	Fiscal 2006

Audit fees	$1,182,000	$1,118,600
Audit-related fees	1,500	140,700
Tax fees	26,200	66,000
All other fees	—	—

Total fees	$1,209,700	$1,325,300

Audit fees.  Audit fees relate to professional services rendered in connection with the audit of our consolidated financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s audit of the effectiveness of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, international statutory audits, regulatory filings, including registration statements, and accounting consultations that relate to the audited financial statements and are necessary to comply with United States generally accepted accounting principles.

Audit-related fees.  Audit-related fees are for assurance and related services and are primarily related to due diligence in connection with our acquisition of eStara, Inc. in 2006.

Tax fees.  Tax fees are for professional services related to tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation and review of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $10,500 of the total tax fees paid for in 2007 and $57,600 of the total tax fees paid for in 2006. Tax advice and tax planning services relate to transfer pricing studies and miscellaneous items.

All other fees.  Ernst & Young did not provide any products or services to us other than the services described above in fiscal years ended December 31, 2007 and 2006.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

COMPENSATION OF OUR EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to each of our executive officers who served as named executive officers during 2007. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes and narrative primarily for 2007, but we also describe compensation actions taken during 2008 to the extent that they enhance the understanding of our executive compensation disclosure for 2007.

Overview and Compensation Philosophy

The board’s Compensation Committee seeks to achieve the following goals with our executive compensation programs: to attract, motivate and retain key executives and to reward executives for value creation. By responding to the market pressures in the software industry and rewarding executive performance, the Compensation Committee seeks to foster a performance-oriented environment that is attractive to top executive talent by tying a significant portion of each executive’s cash and equity compensation to the achievement of our performance targets.

Our executive compensation program has three elements: base salary, cash incentive compensation and equity incentive awards. Base salary, cash incentive compensation and equity incentive awards for 2007 were established pursuant to our 2007 Executive Management Compensation Plan, which was adopted on February 27, 2007. The Compensation Committee seeks to promote a performance-based culture among the executive management team through the grant of variable cash compensation and equity-incentive awards that are in line with both overall company performance and individual performance. During fiscal 2007, equity incentives were awarded to our executives in the form of restricted stock units, which were granted under our 1996 Plan. In prior fiscal years, we relied on stock options for our equity incentive awards.

The Compensation Committee attempts to balance long-term equity with short-term cash compensation and decides upon the mix of compensation through committee discussion and individual executive performance reviews. For instance, the Chief Executive Officer receives a

“360 review” (a review from the board, the CEO’s direct reports, and self-assessment), which for 2007 focused on his development of our management team, interactions with key customers and his ability to expand market coverage. Such reviews are important in determining what forms of compensation will best help the executives reach the goals we set for their performance for the year.

Target Total Cash Compensation

Target total cash compensation for each executive is primarily established based on peer group data. In 2007, the Compensation Committee engaged the consulting firm Towers Perrin for advice in determining which companies to include in our peer group and also in the compilation of compensation data for our peer group companies. The committee also relied on competitive reviews and surveys by other third party firms of executives and director compensation. The Compensation Committee has included companies in the peer group that the committee believes are our competitors for executive talent. This peer group includes companies comparable in terms of revenue and employees.

Base Salary and Incentive Compensation

Total cash compensation is divided into two components; base salary and cash incentive compensation.

The Compensation Committee sets, or, in the case of our Chief Executive Officer, recommends to the board, base salary levels for executive officers each year based on a number of factors, including the status of the competitive marketplace for such positions, including a comparison of base salaries for comparable positions at comparable companies within the enterprise software industry, the scope and responsibilities associated with the position, and the previous experience and knowledge of the individual. The Compensation Committee has attempted to fix base salaries on a basis generally in line with base salary levels for comparable companies. The committee retains discretion to respond to market pressures affecting retention with small but meaningful compensation awards and long term incentive grants. Base salary comparisons are based in part on information provided by Towers Perrin to the Compensation Committee.

Towers Perrin benchmarked the compensation of our named executive officers against data from seventeen comparable companies based on our size. The seventeen companies were Ariba, Broadvision, Chordiant Software, Convera, Digital River, GSI Commerce, Interwoven, LivePerson, Omniture, PAR Technology, Perficient, Progress Software, RightNow Technologies, Saba Software, Selectica, Ultimate Software Group, Inc., and Vignette. Competitive pay data was ascertained using the most recent annual proxy statements for such companies, as well as published survey information focused on the broader software industry/sector. Towers Perrin determined that actual total cash compensation levels of our executives (including both base salaries and non-equity incentive compensation) were generally aligned with the peer group median of the seventeen comparable companies. Other than Towers Perrin, we have not retained any compensation consultant to review our policies and procedures relating to executive compensation. We expect that our Compensation Committee will continue to engage either Towers Perrin or another compensation consulting firm to provide advice as to executive compensation.

On February 27, 2007, our Compensation Committee recommended, and our board of directors adopted, the 2007 Executive Management Compensation Plan (the “2007 Compensation Plan”). The 2007 Compensation Plan established criteria for awarding annual cash incentive compensation for fiscal year 2007 to our executive officers based on a percentage of each officer’s base salary. Target annual cash incentive compensation ranged from approximately 40% to 91% of the base salaries of our executives.

Under the 2007 Compensation Plan, we were required to achieve greater than fifty percent of our adjusted operating profit goal for 2007 before executive officers (other than the Senior Vice President of eStara) become eligible to receive any portion of their annual incentive compensation based on their individual goals. In addition, our Senior Vice President of Worldwide Sales and Senior Vice President of Services were eligible to receive quarterly bonuses based on metrics set forth in their plans, irrespective of our adjusted operating profit goal. As previously disclosed in our Current Report on 8-K dated March 5, 2007, a portion of each executive’s annual cash incentive compensation payout was based on the operating profit and a portion was based on up to five other components from the following list:

•	ATG Revenue (either in total or excluding eStara, depending on the executive),
•	ATG Adjusted Operating Profit,
•	On Demand Revenue,
•	Investor Satisfaction,
•	Cash Management
•	Bookings (On Demand and License),
•	Worldwide professional services, education and hosting margin,
•	CSS Revenue,
•	Hosting Revenue,
•	Worldwide Professional Services and Education Revenue,
•	eStara Revenue and Adjusted Operating Profit, and
•	Management by Objective, or MBOs.

These components were weighted differently for each executive and tied directly to the areas over which the executive has functional responsibility. For instance, our Chief Executive Officer had targets in four discrete areas (35% for ATG Worldwide Product and Service Revenue, 10% for ATG Worldwide Hosting Revenue, 35% for ATG Operating Profit and 20% for MBOs) with a particular focus on the MBOs that can change from year to year depending on the needs of the company. The MBOs that we established were specific for each executive in light of his or her responsibilities. The Senior Vice President, General Manager, eStara was required to meet a minimum threshold of 70% of target in each of his three components prior to payment of any incentive compensation relating to such component.

The target payouts in the 2007 Compensation Plan were based on achieving a certain percentage of our goals for each of the listed performance metrics. For all officers except the former Senior Vice President of eStara, no bonus would be paid for any annual period metrices unless we achieved at least fifty percent of our adjusted operating profit goal for 2007. If these goals were exceeded, our executive officers would have been eligible to receive cash incentive compensation in excess of the target payouts. The final payout amount to our executive officers, except our Chief Executive Officer, was approved by the Compensation Committee, including payout of any amounts over one hundred percent of target and partial payments when targets are partially achieved. The final payout to our Chief Executive Officer was approved by the board upon the recommendation of the Compensation Committee.

For fiscal 2007, cash incentive compensation was paid to each executive officer that was employed by the company at the end of fiscal 2007. In addition, pursuant to the resignation letter with our former Senior Vice President, eStara, he received $121,373 in cash incentive compensation, despite the fact that his employment with the company terminated on December 7, 2007. The cash incentive compensation was paid to the executive officers in February 2008. Our named executive officers, excluding our Chief Executive Officer and former Senior Vice President, eStara, earned an aggregate of $518,735 in cash incentive compensation under the 2007 Compensation Plan, as set forth in the “Summary Compensation Table” on page 29. This amount represents approximately 104% of the named executives officers’ (excluding our Chief Executive Officer and Senior Vice President, eStara) total target annual incentive amount for 2007, based on the company’s and the executives’ performance relative to the company’s and the executives’ goals for 2007. Our Chief Executive Officer earned an aggregate of $174,125 in cash incentive compensation for fiscal 2007.

Equity Incentive Awards

Our executive officers are eligible to receive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards granted under our 1996 Plan. The board, upon recommendation from the Compensation Committee, reviews and approves incentive awards for the Chief Executive Officer. The Compensation Committee reviews and approves the final incentive awards to the other executive officers. The Compensation Committee and board meetings generally occur in February of each year. Newly hired executive officers generally receive sign-on grants at their hire dates, subject to the approval of the Compensation Committee. In addition, the Compensation Committee may, in its discretion, issue additional equity incentive awards to executive officers if the committee determines the awards are necessary for retention or to award performance.

The equity awarded pursuant to the 2007 Compensation Plan helps us enhance the link between the creation of stockholder value and long-term executive incentive compensation; provides an opportunity for increased equity ownership by executives; and maintains competitive levels of total compensation. The number of equity awards granted to each participant is determined primarily based on median award values for executives in the compensation peer group determined by the Compensation Committee as discussed above in “Target Total Cash Compensation” and the Compensation Committee’s assessment of each executive’s past and expected future performance. Options are awarded at the Nasdaq Global Market closing price of our common stock on the date of the grant.

In fiscal 2007, we began rewarding executives with two types of restricted stock units: 1) performance-based restricted stock units and 2) time-based restricted stock units. The performance-based restricted stock units vest annually at twenty-five percent as long as a fifty percent threshold of the yearly adjusted operating profit goal, for the year in which the goal is made, is met. These restricted stock units will vest in their entirety in the event that we reach a revenue goal substantially in excess of our currently forecasted revenue. The time-based vesting restricted stock units do not include this acceleration feature. The time-based restricted stock units vest 25% on each of May 12, 2008, May 12, 2009, May 12, 2010, and May 12, 2011, provided that the executive is an employee of the Company on each of those dates. In 2007 the board of directors awarded restricted stock units to each of our executive officers in the amounts described below in the table entitled “Grants of Plan-Based Awards for 2007” on page 31. In addition, the board of directors issued Andrew Reynolds stock options and time-based restricted stock units upon his hire on July 23, 2007. The options awarded to Mr. Reynolds in 2007 have an exercise price equal to the closing price of our stock on the Nasdaq Stock Market on the date of the grant.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of other compensation received, including company-paid medical, dental, life and other insurance premiums.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we may contribute to each participant a matching contribution equal to up to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to the maximum matching contribution permitted under the Internal Revenue Regulations. All our executive officers participated in our 401(k) plan during fiscal 2007 and received matching contributions. We do not provide any nonqualified defined contribution or other deferred compensation plans.

Health Benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, an employee assistance plan, and standard company holidays. We believe that it is better to support executives and employees in preventative measures rather than to provide only for coverage for diagnosis and treatment of illness. We pursue this goal through a number of methods, such as reimbursements for physicals, fitness rooms/subsidy on health club memberships and monthly wellness programs. We enjoy a very high enrollment in our medical plan and have managed to keep the increase in premiums below two percent. We believe that one of the healthiest ways to grow and retain valuable executives is to properly maintain their health.

Chief Executive Officer Compensation

In determining the compensation of the Chief Executive Officer, the Compensation Committee selected from the same factors as it does for the other participants in the 2007 Compensation Plan. The Chief Executive Officer’s base salary for Fiscal 2007 was $350,000. The Chief Executive Officer received a cash incentive payment for fiscal 2007 under the 2007 Compensation Plan totaling $174,125, which represented 87% of his target non-equity incentive payment.

Summary Compensation Table

The following table provides information with respect to the annual and long-term compensation earned during the years ended December 31, 2007 and December 31, 2006 by the following persons, who are referred to as our named executive officers:

•	Robert D. Burke, our Chief Executive Officer;

•	Julie M.B. Bradley, our Chief Financial Officer;

•	Kenneth Z. Volpe, Barry E. Clark and Clifford J. Conneighton, our three other most highly compensated executive officers as of December 31, 2007; and

•	John Federman, who served as our Senior Vice President, General Manager, eStara, from October 2006 to December 2007, and whose compensation is provided only for fiscal 2007 because he did not serve as a named executive officer in fiscal 2006.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
				Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary($)	Bonus	($)(1)(2)	($)(1)(3)	($)(4)	($)(5)	($)

Robert D. Burke	2007	$350,000	—	$206,399	$251,775	$174,125	$15,284	$997,583
President and Chief Executive Officer	2006	350,000	—	—	467,732	176,400	14,546	1,008,678
Julie M.B. Bradley	2007	230,000	—	48,766	101,661	94,175	8,890	483,492
Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2006	230,000	—	—	92,948	93,600	10,300	426,848
Barry E. Clark	2007	220,000	$15,000	60,958	142,848	234,947	18,004	691,757
Senior Vice President of Worldwide Sales	2006	220,000	—	—	133,623	163,000	16,081	532,704
Clifford J. Conneighton	2007	240,000	—	36,575	167,250	95,938	18,331	558,094
Senior Vice President of Marketing	2006	240,000	—	—	163,691	89,300	16,620	509,611
Kenneth Z. Volpe	2007	240,000	—	60,958	150,525	93,675	16,978	554,459
Senior Vice President of Products and Technology	2006	236,923	—	—	146,995	94,400	15,355	493,673
John Federman	2007	233,974	—	88,262	87,125	121,373	27,264	557,998
Former Senior Vice President, General Manager, eStara

(1)	The amount shown does not reflect compensation actually received by the named executive officer. Instead, the amount shown represents the compensation expense recognized in our financial statements for 2007 in respect of grants of restricted stock units and stock options to the named executive officer. The amount shown was computed in accordance with the provisions of Statement of Financial Accounting Standards, referred to as SFAS, No. 123R, “Share-Based Payment.” See Notes 1(m) and 5 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of stock awards. Pursuant to the applicable SEC rules, the amount shown exclude the impact of estimated forfeitures related to services-based vesting conditions. The specific assumptions used in the valuation of these awards are described below in the following footnotes.

(2)	Represents the compensation expense for the vesting of restricted stock and restricted stock unit awards. The fair value of the restricted stock and restricted stock units is based on the market value of our common stock price on the date of grant. Stock-based compensation expense related to restricted stock shares and restricted stock units is being recognized on a straight-line basis over the requisite service period. The restricted stock grants provide the holder with shares of our common stock, which are restricted as to sale until vesting. The restricted stock units provide the holder with the right to receive shares of ATG common stock upon vesting.

(3)	Represents the compensation expense for the vesting of stock options. Key assumptions include: risk-free interest rate, expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these stock options are summarized in the table below:

				Expected Dividend
Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Yield

10/10/2006	4.69%	6.25 Years	109%	0.00%
02/28/2006	4.55%	6.25 Years	114%	0.00%
07/18/2005	3.93%	4 Years	93.5%	0.00%
01/27/2005	3.62%	4 Years	93.5%	0.00%
01/25/2005	3.62%	4 Years	93.5%	0.00%
08/30/2004	3.27%	4 Years	97%	0.00%
02/19/2004	2.59%	4 Years	110%	0.00%
01/30/2004	2.59%	4 Years	110%	0.00%
12/02/2003	3.24%	4 Years	110%	0.00%
04/21/2003	2.57%	4 Years	117%	0.00%
03/03/2003	2.91%	4 Years	125%	0.00%
01/02/2003	2.91%	4 Years	125%	0.00%
12/05/2002	3.01%	4 Years	125%	0.00%
08/29/2002	3.36%	4 Years	125%	0.00%
01/08/2002	4.46%	4 Years	125%	0.00%

(4)	Represents payments made under our 2007 Compensation Plan.

(5)	“All Other Compensation” is comprised of the Company’s 401(k) match, Company-paid health, dental and other insurance programs, and, with respect to Mr. Federman, a payment of $13,900 for accrued vacation and a total payment of $4,944 in restricted cash paid out incrementally over 11 months as a retention bonus following our acquisition of eStara, Inc. Perquisites and other personal benefits, if any, have been excluded because they did not exceed $10,000.

Grants of Plan-Based Awards for 2007

The following table provides information about stock awards and non-equity incentive awards granted to our named executive officers during the year ended December 31, 2007.

		Estimated Target	All Other Stock
		Payouts Under	Awards: Number	Exercise or Base	Grant Date
		Non-Equity	of Securities	Price of	Fair Value
		Incentive Awards	Underlying	Stock Awards	of Stock
Name	Grant Date	Target ($)(1)	Stock Awards (#)	($/Sh)(2)	Awards(3)

Robert D. Burke	February 27, 2007	$200,000		—
	April 12, 2007	—	300,000	$2.19	$657,000
Julie M.B. Bradley	February 27, 2007	100,000		—
	April 12, 2007	—	80,000	2.19	175,200
Barry E. Clark	February 27, 2007	200,000		—
	April 12, 2007	—	100,000	2.19	219,000
Clifford J. Conneighton	February 27, 2007	100,000		—
	April 12, 2007	—	60,000	2.19	131,400
Kenneth Z. Volpe	February 27, 2007	100,000		—
	April 12, 2007	—	100,000	2.19	219,000
John Federman	February 27, 2007	100,000		—
	April 12, 2007	—	100,000	2.19	219,000	(4)

(1)	Represents the target payouts for fiscal 2007 for our 2007 Compensation Plan. There are no minimum or maximum payments under the plan.

(2)	These prices represent our closing stock price on April 12, 2007, the date of grant of restricted stock units under the 1996 Plan.

(3)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment.” See Notes 1(m) and 5 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards. The fair value of the restricted stock and restricted stock units is based on the market value of our common stock price on the date of grant. Stock-based compensation expense related to restricted stock shares and restricted stock units is being recognized on a straight-line basis over the requisite service period. The restricted stock grants provide the holder with shares of our common stock, which are restricted as to sale until vesting. The restricted stock units provide the holder with the right to receive shares of our common stock upon vesting.

(4)	Because Mr. Federman forfeited his Restricted Stock Units when he left the Company on December 7, 2007, expense previously recognized for this grant was reversed on Mr. Federman’s termination date.

Some of the restricted stock units in the above table are performance-based while others are time-based. The time-based restricted stock units vest 25% annually beginning a year and thirty days after the date of grant. For restricted stock units granted on April 12, 2007, the first vesting date will be May 12, 2008. The performance-based restricted stock units vest annually at twenty-five percent as long as a fifty percent threshold of the yearly adjusted operating profit goal is met. These restricted stock units will vest in full, immediately, if we reach a revenue goal substantially in excess of our current guidance. The performance features of the restricted stock unit awards trigger the requirement that we record compensation expense on an accelerated basis for these performance-based restricted stock unit awards. The time-based vesting restricted stock units do not include this acceleration feature. Each restricted stock unit will have a base price per share equal to the fair market value per share of the common stock on the date of vesting.

Employment Contracts, Termination of Employment and Change in Control Arrangements

On April 14, 2008 we further amended and restated the Amended and Restated Employment Agreement with Robert D. Burke, our President and Chief Executive Officer. The amended and restated agreement amends our prior letter agreement with Mr. Burke, dated December 4, 2002, amended on March 28, 2003 and amended and restated on November 8, 2004, and provides for severance benefits in the event his employment is terminated under specified circumstances. This agreement provides that if we terminate his employment without cause or if he resigns for good reason, we will continue to pay his base salary and all employee benefits for the 12-month period following his termination in addition to any accrued obligations, such as any annual cash incentive compensation earned for our most recently completed fiscal year and not yet paid, his base salary through the date of termination, any deferred compensation and any accrued vacation pay. Among other events that constitute good reason for Mr. Burke’s resignation is a change in control that results in our no longer having a publicly traded class of securities or our no longer being subject to reporting requirements under the Securities Exchange Act of 1934. The change in control provisions in Mr. Burke’s amended and restated agreement provide that in the event of a change in control if we terminate his employment without cause or if he resigns for good reason, in either event within eighteen months of such change in control, Mr. Burke will receive:

•	his pro-rated target bonus in the year in which the termination occurs,

•	base salary and health benefits for eighteen months, and

•	one and a half times the target bonus paid over the same eighteen month period based on Mr. Burke’s then-current target bonus.

The agreement also provides that upon a change in control, all of Mr. Burke’s outstanding stock options and other stock awards will vest in full. In addition, upon such change in control, we will pay Mr. Burke the amount, if any, necessary to compensate him for any excise taxes that he may owe under Section 4999 of the Internal Revenue Code of 1986 as a result of payments we make to him in connection with the change in control.

On July 6, 2005, Julie M.B. Bradley accepted our offer letter to become our Chief Financial Officer. The offer letter provided that Ms. Bradley would receive an annual salary of $230,000 and be eligible for potential annual cash incentive compensation of $80,000 annually. In 2006, Ms. Bradley’s annual cash incentive compensation plan was amended so that she would be eligible for potential on target annual cash incentive compensation of $100,000.

On October 9, 2007, we entered into a letter agreement with John Federman, our former Senior Vice President, General Manager, eStara, regarding the terms of his resignation. The letter modified the terms of our offer letter with Mr. Federman dated September 15, 2006. The offer letter provided that Mr. Federman would receive an annual salary of $250,000, be eligible for potential annual cash incentive compensation of $100,000 annually and be granted a stock option to acquire 200,000 shares of our common stock. The resignation letter provided that Mr. Federman would receive his base salary and benefits through December 31, 2007 or until his termination, whichever came first, as well as a pro-rated 2007 bonus against the stated criteria in the 2007 Compensation Plan in exchange for his continued services as a consultant for eStara until December 31, 2007. Furthermore, if Mr. Federman’s termination occurred before November 30, 2007, he would receive an additional bonus equal to the closing price of our common stock on the Nasdaq Stock Market on November 30, 2007, multiplied by 3,159. Mr. Federman left the Company on December 7, 2007 and his cash incentive compensation is detailed in the Summary Compensation Table on page 25.

Our General Change in Control Policy was amended by our board of directors in March 2008. As a result of the amendment, the policy is only applicable to general employees and a separate policy has been created for our vice presidents. Each of Ms. Bradley and our senior vice presidents and other executives reporting directly to our Chief Executive Officer, have entered into Change in Control Agreements. The agreements provide that upon a change in control, 50% of the executive’s outstanding stock options and other stock awards will automatically vest. In addition, upon a change in control and either our termination of the executive without cause or termination by the executive due to good reason, within twelve months of the change in control, the executive will receive:

•	his or her pro-rated target bonus in the year the termination occurs,

•	base salary and benefits for twelve months,

•	a target bonus for the same twelve month period based on the Executive’s current target bonus, and

•	an acceleration of his/her remaining unvested stock awards.

Had a change in control occurred on December 31, 2007 and had their employment been terminated by the Company without cause or by the individual for good reason (as defined in the Change of Control Agreements) on December 31, 2007, under the terms of the agreements as amended on April 14, 2008, the named executive officers would have been eligible to receive the payments set forth in the table below.

Payments Resulting from a Change in Control

	Salary &		Value of Vested
	Incentive		Equity as of				Other
	Compensation		December 31, 2007			Outplacement	Compensation
Name	($)		($)(3)		Benefits ($)	Services ($)	($)(5)	Total ($)

Robert D. Burke	$1,025,000	(1)	$5,653,000	(3)	$22,320	$15,000	$—	$6,715,320
Julie M.B. Bradley	430,000	(2)	1,261,250	(4)	14,880	15,000	—	1,721,130
Barry E. Clark	620,000	(2)	1,551,900	(4)	14,880	15,000	—	2,201,780
Clifford J. Conneighton	440,000	(2)	1,477,900	(4)	14,880	15,000	—	1,947,780
Kenneth Z. Volpe	440,000	(2)	1,672,349	(4)	14,880	15,000	—	2,142,229

(1)	Consists of (a) eighteen (18) months of Mr. Burke’s annual base salary for 2007, (b) a pro-rated target bonus for 2007 and (c) a payment of one and a half times the target bonus for 2007.

(2)	Consists of (a) twelve (12) months of the named executive officer’s annual base salary for 2007, (b) a pro-rated target bonus for 2007 and (c) a payment equal to the target bonus for 2007.

(3)	Represents the value of all vested and outstanding long-term incentive awards (both options and restricted stock units), based on a stock price of $4.32 (the closing price of the Company’s common stock on the Nasdaq Stock Market on December 31, 2007). Pursuant to Mr. Burke’s amended and restated employment agreement, all unvested options and restricted stock units would accelerate upon the assumed change in control.

(4)	Represents the value of all vested and outstanding long-term incentive awards (both options and restricted stock units), based on a stock price of $4.32 (the closing price of the Company’s common stock on the Nasdaq Stock Market on December 31, 2007). Pursuant to the named executive officers’ change in control agreements, all unvested options and restricted stock units would accelerate upon an assumed change in control and termination without cause by ATG or by the individual for good reason (as defined in the agreements).

(5)	Upon a change in control, we are required to pay Mr. Burke the amount, if any, necessary to compensate Mr. Burke for any excise taxes that he may owe under Section 4999 of the Internal Revenue Code as a result of payments made to him in connection with the change in control. Based on our estimates of the total compensation payable to Mr. Burke in the event a change of control had occurred on December 31, 2007, no excise taxes would be owed.

Outstanding Equity Awards at Fiscal Year-End for 2007

	Option Awards					Stock Awards
	Number of	Number of				Number of Shares	Market Value
	Securities	Securities				or Units	of Shares or
	Underlying	Underlying				of Stock	Units of Stock
	Unexercised	Unexercised	Option Exercise			that have	that have not
	Options (#)	Options (#)	Price	Option Expiration		not vested	vested
Name	Exercisable	Unexercisable	($)	Date		(#)(4)	($)(5)

Robert D. Burke	87,500	112,500	$2.93	2/28/2016	(1)	300,000	$1,296,000
	179,063	85,937	$1.27	1/27/2015	(1)
	210,937	14,063	$1.57	1/30/2014	(1)
	400,000	—	$1.29	1/2/2013	(2)
	500,000	—	$1.44	12/5/2012	(2)
Julie M. B. Bradley	37,187	47,813	$2.93	2/28/2016	(1)	80,000	354,600
	140,625	109,375	$1.13	7/18/2015	(3)
Barry E. Clark	39,375	50,625	$2.93	2/28/2016	(1)	100,000	432,000
	68,749	31,251	$1.26	1/25/2015	(1)
	224,999	15,001	$1.45	2/19/2014	(3)
Clifford J. Conneighton	39,374	50,626	$2.93	2/28/2016	(1)	60,000	259,200
	68,750	31,250	$1.26	1/25/2015	(1)
	75,000	5,000	$1.57	1/30/2014	(1)
	220,000	—	$1.74	12/2/2013	(3)
Kenneth Z. Volpe	56,875	73,125	$2.93	2/28/2016	(1)	100,000	432,000
	68,750	31,250	$1.26	1/25/2015	(1)
	101,562	23,438	$0.96	8/30/2014	(1)
	46,875	3,125	$1.57	1/30/2014	(1)
	30,000	—	$1.63	11/13/2013	(2)
	26,250	—	$0.91	4/21/2013	(2)
	4,000	—	$3.90	1/8/2012	(2)
	15,000	—	$2.13	8/3/2011	(2)
	2,000	—	$9.31	5/2/2011	(2)
	8,266	—	$4.78	4/9/2011	(2)
	10,000	—	$78.00	10/18/2010	(2)
	30,000	—	$19.03	10/1/2009	(2)
	2,000	—	$5.00	7/19/2009	(2)
John Federman	50,000	—	$2.05	3/7/2008	(6)	—	—

(1)	This stock option vests in sixteen equal quarterly installments beginning on the three-month anniversary of the date of grant.

(2)	This stock option is fully vested.

(3)	25% of the shares subject to this stock option vest one year after the grant date, and the remaining shares vest in twelve equal quarterly installments thereafter.

(4)	These restricted stock units were granted on April 12, 2007 and vest at a rate of 25% per year, commencing on May 12, 2008.

(5)	The value is based on the closing sale price for our common stock as reported by the Nasdaq Stock Market on December 31, 2007, the last trading day of fiscal year 2007, which was $4.32.

(6)	Mr. Federman left the company on December 7, 2007 and was required to exercise his vested options within ninety days of that date to avoid forfeiture.

Stock Option Exercises and Stock Vested for 2007

The following table provides information about stock option exercises by our named executive officers as well as stock award vesting during the year ended December 31, 2007.

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
	Acquired	on Exercise		Acquired	on Vesting
Name	on Exercise (#)	($)		on Vesting (#)	($)(2)

Robert D. Burke	—	—
Julie M.B. Bradley	—	—
Barry E. Clark	—	—
Clifford J. Conneighton	—	—
Kenneth Z. Volpe	111,283	$276,879	(1)
John Federman	—	—		37,908	$112,871

(1)	The estimated value realized upon exercise is calculated based on the difference between the closing market price of our common stock on the date of exercise, $3.15, and the exercise prices of the exercised options:

44,200 shares exercised at $0.25 per share

10,000 shares exercised at $0.96 per share

13,333 shares exercised at $0.99 per share

43,750 shares exercised at $0.91 per share

(2)	The value realized on the vesting of shares of restricted stock is the number of shares that vested multiplied by the closing market price of our common stock on the Nasdaq Global Market on the date of vesting. 3,159 of Mr. Federman’s restricted shares vested on the first of each month during 2007.

Director Compensation

Our board of directors adopted our Non-Employee Director Compensation Plan on July 19, 2005, amended the plan on April 4, 2006 and further amended the plan May 17, 2007. The purpose of the plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate our outside directors by providing them with compensation and equity ownership that is intended to better align their interests with those of the company’s stockholders. Only non-employee directors are eligible for awards under this plan. Under the plan, in fiscal 2007 we compensated our non-employee directors as follows:

•	We paid an annual cash retainer of $10,000 to each of our non-employee directors.

•	To compensate the chairman of the board and committee chairpersons for the additional work imposed by these roles, we provided an additional annual retainer of $7,500 to the chairman of the board and each non-employee committee chairperson.

•	We made additional payments to each non-employee director for attending meetings of the board of directors and committees of the board as follows: $1,500 for each in-person meeting of the board, $1,000 for each in person meeting of a committee of the board and $500 for each teleconference meeting of the board or a committee of the board.

•	On the date of our 2007 Annual Meeting of Stockholders, we granted restricted stock awards to each of our continuing non-employee directors under our Amended and Restated 1999 Outside Director Stock Option Plan (the “1999 Director Plan”) for 1,844 shares of our common stock. The number of shares was determined by dividing $4,500 by the fair market value of a share of our common stock on May 17, 2007, the date of our 2007 Annual Meeting. These restricted stock awards vest in their entirety one year after the date of grant.

•	On May 21, 2007, we granted to each of our non-employee directors 20,000 restricted stock units, which vest fully on May 21, 2008, under our 1999 Director Plan. Per the terms of the grant, these restricted stock units will fully vest upon a change in control. The number of restricted stock units was determined after a review of competitive analysis from our compensation consultant, Towers Perrin and consideration of other pertinent factors.

We stress some of the same areas of importance with director compensation as with executive compensation, including the desire to attract top talent and retain that talent with competitive and fair compensation within our peer group. We also reimburse directors living outside of the greater Boston area for travel and living expenses for attending regular board meetings and committee meetings.

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2007.

Non-Employee Director Compensation Table for Fiscal 2007

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned	Stock	Option	Non-Equity	Deferred	All Other
	or Paid in	Awards	Awards	Incentive Plan	Compensation	Compensation	Total
Name	Cash ($)(1)	($)(2)	($)(3)	Compensation	Earnings	($)	($)

Michael A. Brochu	$25,500	$33,079	$24,244	—	—	—	$82,823
David B. Elsbree	40,000	33,079	24,244	—	—	—	97,323
John R. Held	35,000	33,079	24,244	—	—	—	92,323
Ilene H. Lang	28,500	33,079	24,244	—	—	—	85,823
Mary E. Makela	50,000	33,079	24,244	—	—	—	107,323
Daniel C. Regis	40,000	33,079	24,244	—	—	—	97,323
Phyllis S. Swersky	46,000	33,079	24,244	—	—	—	103,323

(1)	Includes $10,000 annual retainer and fees earned in 2007 resulting from attendance at board or committee meetings. Also includes an additional annual retainer of $7,500 to each of Messrs. Regis and Elsbree and Mses. Makela and Swersky for service as chairperson of the board or a committee of the board.

(2)	The amount shown does not reflect compensation actually received by the non-employee director. Instead, the amount shown reflects the compensation expense recognized in our financial statements for 2007 in respect of the grant of restricted stock awards and restricted stock units to each non-employee director under the 1999 Director Plan. These amounts were calculated utilizing the provisions of SFAS No. 123R, using a grant date fair value, as indicated below, based on the fair market value of our common stock on the date of grant. Pursuant to the applicable SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. The fair value of the restricted stock and restricted stock units is based on the market value of our common stock price on the date of grant. Stock-based compensation expense related to restricted stock shares and restricted stock units is being recognized on a straight-line basis over the requisite service period. The restricted stock grants provide the holder with shares of our stock, which are restricted as to sale until vesting. The restricted stock units provide the holder with the right to receive shares of our stock upon vesting.

(3)	The amount shown does not reflect compensation actually received by the non-employee director. Instead, the amount shown reflects the compensation expense recognized in our financial statements for 2007 in respect of the vesting of stock options issued held by each non-employee director under the 1999 Director Plan. These amounts were calculated utilizing the provisions of SFAS No. 123R, using a grant date fair value, as indicated below, based on the fair market value of our common stock on the date of grant. Pursuant to the applicable SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. The specific assumptions used in the valuation of these awards are described below in the following footnote. Key assumptions include: risk-free interest rate, expected life of the option, expected stock price volatility and expected dividend yield.

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield

05/23/2006	4.94%	6.25 years	115.0%	0.00%

As of December 31, 2007, the aggregate number of shares of our common stock issuable upon the exercise of all stock options when vested, held by each director named in the table above is as follows: Mr. Brochu, 917,370; Mr. Elsbree, 75,000; Mr. Held, 125,000; Ms. Lang, 100,000; Ms. Makela, 125,000; Mr. Regis, 142,835; and Ms. Swersky, 145,000.

Compensation Committee Report

The Compensation Committee reviewed the “Compensation Discussion and Analysis” section of this proxy statement and discussed the section with management. Based on this review and discussions with management, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee

Mary E. Makela, Chair
John R. Held
Phyllis S. Swersky
Michael A. Brochu

Compensation Committee Interlocks and Insider Participation

John R. Held, Mary E. Makela and Phyllis S. Swersky served on the Compensation Committee during 2007. None of these directors was, during or before 2007, an officer or employee of our company or of any of our affiliates. None of our executive officers serves as a director or member of the compensation committee, or other committee serving an equivalent function, of any other organization that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

INFORMATION ABOUT STOCK OWNERSHIP

The following table provides information as of March 31, 2008 with respect to the beneficial ownership of our common stock by:

•	each person known by us to own beneficially more than five percent of our outstanding shares of common stock,

•	each of our directors and executive officers,

•	each of our named executive officers for 2007, and

•	all current directors and executive officers as a group.

	Shares Beneficially Owned
		Right to
Name	Outstanding	Acquire	Total	Percent
	(6)	(7)		(8)

Robert D. Burke	80,000	1,525,938	1,605,938	1.2%
Michael A. Brochu	20,537	937,370	957,907	*
Kenneth Z. Volpe	3,774	474,077	477,821	*
Clifford J. Conneighton	20,685	446,874	467,559	*
Patricia O’Neill	—	360,417	360,417	*
Ilene H. Lang(1)	209,245	120,000	329,245	*
Barry E. Clark	—	396,874	396,874	*
Phyllis S. Swersky	100,295	165,000	265,295	*
John R. Held	98,095	145,000	243,095	*
David B. Elsbree(2)	119,503	95,000	214,503	*
Daniel C. Regis(3)	28,755	162,835	191,590	*
Mary E. Makela	38,095	145,000	183,095	*
Julie M.B. Bradley	—	234,376	239,688	*
Louis R. Frio Jr.	845	116,249	117,094	*
Andrew Reynolds	—	—	—	*
John Federman(4)	107,319	—	—	*
All current directors and executive officers as a group (15 persons)	827,118	5,330,322	6,045,121	4.5	%(5)

*	Less than one percent.

(1)	Includes 118,150 shares held directly by Ms. Lang’s husband and an additional 45,000 shares held in a profit sharing plan in which Ms. Lang’s husband has an indirect and indeterminate beneficial interest.

(2)	Includes 4,000 shares held directly by Mr. Elsbree’s wife.

(3)	Includes 20,000 shares that are held directly by Regis Investments, L.P.

(4)	Based solely on information available to us as of Mr. Federman’s termination date, December 7, 2007.

(5)	Does not include Mr. Federman, who is not currently an executive officer.

(6)	Shares included in the “Outstanding” column include shares of restricted stock awards that have not yet vested.

(7)	Shares included in the “Right to Acquire” column consist of shares that may be acquired through the exercise of options or vesting of restricted stock units as of May 30, 2008.

(8)	The percent ownership for each stockholder on March 31, 2008 is calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) 128,746,546 shares (the number of shares of our common stock outstanding on March 31, 2008) plus any shares acquirable (including stock options exercisable by the stockholder within 60 days after March 31, 2008, and multiplying the result by 100.

OTHER MATTERS

Related Party Transactions

Our Audit Committee reviews and approves all related party transactions required to be disclosed pursuant to applicable SEC rules and discusses with management the business rationale for any such transactions and whether appropriate disclosures have been made.

Compliance with Section 16(a) of The Exchange Act

Section 16(a) of the Securities Exchange Act requires our directors and executive officers and holders of 10% or more of our securities to file reports of holdings and transactions in our equity securities with the SEC. We are also required to identify any such holders who fails to timely file with the SEC any required report relating to ownership or changes in ownership of our equity securities.

Based solely upon a review of Forms 3, 4 and 5 filed with the SEC and, in some cases, written representations furnished to us, we believe that all Section 16(a) filing requirements during 2007 were timely met.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver separate copies of our proxy statement and annual report to you if you call us at (617) 386-1000 or write us at Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142, Attention: Secretary. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

APPENDIX A

As amended and restated by the
Board of Directors
on April 17, 2008

ART TECHNOLOGY GROUP, INC.

AMENDED AND RESTATED 1996 STOCK OPTION PLAN

1.  Purpose.  The purpose of this Amended and Restated 1996 Stock Option Plan (the “Plan”) of Art Technology Group, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including any joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.  Eligibility.  All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant.”

3.  Administration and Delegation.

(a) Administration by Board.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect (including the interpretation and implementation of Section 11(g)) and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.  Stock Available for Awards.

(a) Number of Shares.  Subject to adjustment under Section 9, Awards may be made under the Plan for up to 32,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Solely for the purpose of applying this limitation (and not for purposes of Section 4(b) below), each Option (each as hereinafter defined) granted under this Plan shall reduce the number of shares available for grant by one share for every one share granted, each SAR (each as hereinafter defined) granted under this Plan shall reduce the number of shares available for grant by one share for every one share underlying the SAR, and each Award authorized under this Plan after April 5, 2007, other than an Option or SAR, shall reduce the number of shares available by 1.24 shares for every one share granted. Shares that are (i) subject to a stock-settled SAR Award that were not issued upon the net settlement or net exercise of such SAR Award and (ii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or a SAR Award, may not again be made available for issuance under the Plan.

(b) Section 162(m) Per-Participant Limit.  Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.  Stock Options.

(a) General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Art Technology Group, Inc., any of Art Technology Group, Inc.’s present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 10(f), including the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price.  The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement, provided, however, that the exercise price of any Option shall not be less than the fair market value per share of the Common Stock as of the date of option grant.

(d) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option shall be exercisable more than ten (10) years after the date the Option is granted.

(e) Exercise of Options.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding or (C) with the consent of the Board, by reducing the number of shares of Common Stock otherwise issuable to the optionee upon exercise of the Option by a number of shares of Common Stock having a fair market value equal to such aggregate exercise price;

(3) when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (A) such method of payment is then permitted under applicable law, (B) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery and (C) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and by the Board, by (A) delivery of a promissory note of the Participant to the Company on terms determined by the Board, with the understanding that no loans shall be made to directors or executive officers, or (B) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

(h) No Repricing of Options.  Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of Options or SARs granted under this Plan without further stockholder approval. For this purpose, the term “repricing” shall mean any of the following or other action that has the same effect: (i) lowering the exercise price of an Option or an SAR after it is granted, (ii) any other actions that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an Option or an SAR at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another Option, SAR, restricted stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction (including any adjustment described in Section 9).

6.  Stock Appreciation Rights.

(a) Nature.  A Stock Appreciation Right (“SAR”) is an Award entitling the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock, provided, however, that the exercise price of any SAR shall not be less than the fair market value per share of the Common Stock as of the date of the SAR Award. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

(b) Grants.  SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards.  When SARs are expressly granted in tandem with Options: (A) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option; (B) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (C) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (D) the SAR will be transferable only with the related Option.

(2) Independent SARs.  A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Exercise.  A SAR may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person or other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(d) Duration of SARs.  No SAR shall be exercisable more than ten (10) years after the date the SAR is granted.

7. Restricted Stock.

(a) Grants.  The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b) Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c) Stock Certificates.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or the Designated Beneficiary of such Participant. For these purposes, a “Designated Beneficiary” of a Participant shall be (1) a beneficiary designated by such Participant, in a manner determined by the Board, to receive amounts due or exercise rights of such Participant in the event of such Participant’s death or (2) in the absence of such a designation, the Participant’s estate.

(d) Deferred Delivery of Shares.  The Board may, at the time any Restricted Stock Award is granted, provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify. The Board may at any time accelerate the time at which delivery of all or any part of the Common Stock shall take place.

8.  Other Stock-Based Awards.  Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted under the Plan to Participants (“Other Stock Unit Awards”), including Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto. At the time any Award is granted, the Board may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant’s right to future delivery of the Common Stock.

9.  Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under the Plan, (2) the sub-limit set forth in Section 4(b), (3) the number and class of securities and exercise price per share of each outstanding Option, (4) the repurchase price per share subject to each outstanding Restricted Stock Award and (5) the share- and per-share-related provisions of each outstanding SAR and Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization Events.

(1) Definition.  A “Reorganization Event” shall mean: (A) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property, (B) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (C) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.  In connection with a Reorganization Event, the Board shall have the authority to take, in its discretion, any of the following actions as to all or any outstanding Awards on such terms as the Board determines:

(A) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(B) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice;

(C) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event;

(D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (i) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (ii) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards;

(E) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof); and

(F) any combination of the foregoing.

For purposes of clause (A) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

To the extent all or any portion of an Option becomes exercisable solely as a result of clause (B) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (i) shall lapse at the same rate as the Option would have become exercisable under its terms and (ii) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (B) above.

(3) Consequences of a Reorganization Event on Restricted Stock Awards.  Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.  General Provisions Applicable to Awards.

(a) Transferability of Awards.  Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award.  The Board may amend, modify or terminate any outstanding Award, including changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Company, (2) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Conditions.

(1) This Section 10(i) shall be administered by a Committee approved by the Board, all of the members of which are “outside directors” as defined by Section 162(m) (the “Section 162(m) Committee”).

(2) Notwithstanding any other provision of the Plan, if the Section 162(m) Committee determines at the time a Restricted Stock Award or Other Stock Unit Award is granted to a Participant who is then an officer, that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 10(i) is applicable to such Award.

(3) If a Restricted Stock Award or Other Stock Unit Award is subject to this Section 10(i), than the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which:

(A) shall be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m);

(B) shall be based on the attainment of specified levels of one or any combination of the following: (i) earnings per share; (ii) return on average equity or average assets with respect to a pre-determined peer group; (iii) earnings; (iv) earnings growth; (v) revenues; (vi) expenses; (vii) stock price; (viii) market share; (ix) return on sales, assets, equity or investment; (x) regulatory compliance; (xi) improvement of financial ratings; (xii) achievement of balance sheet or income statement objectives; (xiii) total shareholder return; (xiv) net operating profit after tax; (xv)pre-tax or after-tax income; (xvi) cash flow; or (xvii) such other objective goals as are established by the Board;

(C) may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated;

(D) may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset and (v) charges for restructuring and rationalization programs; and

(E) may vary by Participant and may be different for different Awards.

(4) Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award or Other Stock Unit Award that is subject to this Section 10(i), the Section 162(m) Committee:

(A) may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award; and

(B) may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(5) The Section 162(m) Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(i) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11.  Miscellaneous.

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after December 31, 2013, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Provisions for Foreign Participants.  The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(g) Effect of Amendment.  All Awards to Participants outstanding as of the date of any amendment of the Plan shall continue in full force and effect without modification by such amendment; provided that each reference in any such Awards to a section of the Plan as in effect prior to any amendment shall be deemed to refer to the corresponding section of the Plan as amended unless the reference to such corresponding section would have an adverse impact on the Participant holding the applicable Award.

(h) Construction.  The headings of the Sections of the Plan are included only for convenience and shall not affect the meaning or interpretation of the Plan. Except as otherwise expressly provided, references herein to Sections shall mean such Sections of the Plan.

The word “including” as used in the Plan shall not be construed so as to exclude any other thing not referred to or described.

. NNNNNNNNNNNN Art Technology Group, Inc. NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 22, 2008. Vote by Internet • Log on to the Internet and go to www.investorvote.com/ARTG • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3. 1. Election of Class II Directors: For Withhold For Withhold For Withhold + 01 — Michael A. Brochu 02 — Robert D. Burke 03 — Mary E. Makela For Against Abstain For Against Abstain 2. To approve the further amendment and restatement of the 3. Ratification of Appointment of Independent Registered Amended and Restated 1996 Stock Option Plan. Public Accounting Firm. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name is printed on this proxy. When signing as attorney-in-fact, executor, administrator, trustee, guardian or custodian, or in any other representative capacity, please write title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN3 2 C V 0 1 7 4 6 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Art Technology Group, Inc. The Board of Directors Of Art Technology Group, Inc. Is Soliciting This Proxy The undersigned owns shares of common stock of Art Technology Group, Inc. (the “Company”). The Company’s 2008 Annual Meeting of Stockholders will be held on Thursday, May 22, 2008, beginning at 10:00 a.m., local time, at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. The undersigned appoints each of Robert D. Burke and Julie M.B. Bradley acting singly, with the power of substitution to each, as attorney, agent and proxy to vote all shares of common stock that the undersigned is entitled to vote, at the meeting and at any adjournment or postponement of the meeting. The individuals named above will vote these shares as directed by the undersigned on this proxy. IF NO PROPER VOTING INSTRUCTIONS ARE GIVEN, THE INDIVIDUALS NAMED ABOVE WILL VOTE THE SHARES OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY AS DIRECTOR OF THE COMPANY. If any other matters are properly presented for consideration at the meeting, the individuals named above will have the discretion to vote these shares on those matters. (Items to be voted appear on reverse side.)